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                                                                     EXHIBIT 8.1


                                    July 2, 1999


SuperGen, Inc.
Two Annabel Lane, Suite 220
San Ramon, CA 94583

Ladies and Gentlemen:

     This opinion is being delivered to you in connection with the Form S-4 Registration Statement filed with the Securities and Exchange Commission (which contains a Proxy Statement/Prospectus) filed with the Securities and Exchange Commission on June 11, 1999 and as amended thereafter (the "Registration Statement") filed pursuant to the Agreement and Plan of Reorganization (the "Reorganization Agreement"), dated January 18, 1999, among SuperGen, Inc., a Delaware company ("SuperGen"), Royale Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of SuperGen ("Merger Sub"), and Sparta Pharmaceuticals, Inc., a Delaware corporation ("Sparta").

     Except as otherwise provided, capitalized terms used but not defined herein shall have the meanings set forth in the Reorganization Agreement.

     We have acted as counsel to SuperGen and Merger Sub in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all exhibits and schedules attached thereto):

     1.   The Reorganization Agreement;

     2.   The Registration Statement;

     3. Those certain tax representation letters expected to be delivered to us by SuperGen, Merger Sub, and Sparta containing certain representations of SuperGen, Merger Sub, and Sparta (the "Tax Representation Letters"); and

     4. Such other instruments and documents related to the formation, organization and operation of SuperGen, Merger Sub, and Sparta and related to the consummation of the Merger and the other transactions contemplated by the Reorganization Agreement as we have deemed necessary or appropriate.

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SuperGen, Inc.
July 2, 1999
Page 2

     In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

     a. Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and that all such documents have been (or will be by the Effective Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

     b. All representations, warranties and statements made or agreed to by SuperGen, Merger Sub, and Sparta, their managements, employees, officers, directors and shareholders in connection with the Merger, including, but not limited to, those set forth in the Reorganization Agreement (including the exhibits thereto) and the Tax Representation Letters, are true and accurate at all relevant times;

     c. All covenants contained in the Reorganization Agreement (including exhibits thereto) and the Tax Representation Letters are performed without waiver or breach of any material provision thereof;

     d. The Merger will be reported by SuperGen, Merger Sub, and Sparta on their respective federal income tax returns in a manner consistent with the opinion set forth below;

     e. In the Merger, shares of stock of Sparta representing Control of Sparta will be exchanged solely for shares of voting stock of SuperGen;

     f. The total fair market value of all consideration other than shares of SuperGen Common Stock received by stockholders of Sparta in the Merger (including, without limitation, warrants to purchase SuperGen Common Stock and cash paid to Sparta stockholders perfecting appraisal rights or in lieu of fractional shares of SuperGen Common Stock) will be less than twent percent (20%) of the aggregate fair market value of shares of stock of Sparta outstanding immediately prior to the Merger; and

     g. Any representation or statement made "to the best knowledge of" or similarly qualified is correct without such qualification.

     Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that, if the Merger is consummated in accordance with the Reorganization Agreement (and without any waiver, breach, or amendment of any of the provisions thereof) and the statements set forth in the Tax

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SuperGen, Inc.
July 2, 1999
Page 3

Representation Letters are true and correct as of the Effective Time, then, for federal income tax purposes, the Merger will be a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

     In addition, we are of the opinion that the disclosure entitled "Approval of The Merger and Related Transactions - Federal Income Tax Considerations" in the Proxy Statement/Prospectus constituting a part of the Registration Statement, insofar as it relates to the statements of law and legal conclusions, is correct in all material respects.

     This opinion does not address the various state, local or foreign tax consequences that may result from the Merger or the other transactions contemplated by the Reorganization Agreement. In addition, no opinion is expressed as to any tax consequence of the Merger or the other transactions contemplated by the Reorganization Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

     No opinion is expressed as to any other transaction whatsoever, including the Merger, if all of the transactions described in the Reorganization Agreement are not consummated in accordance with the terms of the Reorganization Agreement and without waiver of any material provision thereof. To the extent that any of the representations, warranties, covenants, statements and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times, our opinion would be adversely affected and should not be relied upon.

     This opinion only represents our best judgment as to the federal income tax consequences of the Merger and is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency or other governmental body. The conclusions are based on the Internal Revenue Code of 1986, as amended, existing judicial decisions, administrative regulations and published rulings. No assurance can be given that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

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SuperGen, Inc.
July 2, 1999
Page 4

     This opinion is being delivered solely for the purposes of being included as an exhibit to the Registration Statement. It is intended for your benefit and may not be relied upon or utilized for any other purpose or by any other person and may not be made available to any other person without our prior written consent. We hereby consent to the use of our name under the headings "Approval of The Merger and Related Transactions - Certain Federal Income Tax Considerations" and "Legal Matters" in the Proxy Statement/Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

                              Very truly yours,


                              WILSON SONSINI GOODRICH & ROSATI
                              Professional Corporation


                              /s/ Wilson Sonsini Goodrich & Rosati